Exhibit 99.1

NeuroBo Pharmaceuticals, Inc. and Dong-A ST Co. Ltd. Announce Strategic Collaboration to License and Develop Portfolio of Dong-A’s Cardio-Metabolic Therapies

•	Exclusive License Agreement to Develop and Commercialize Phase II Clinical Stage New Chemical Entity DA-1241 for the Treatment of NASH / Type 2 Diabetes and

•	Phase I Ready DA-1726 for the Treatment of NASH / Obesity

•	Dong-A Commits $15 Million in Equity to Strategic Collaboration

BOSTON, MA, and SEOUL, SOUTH KOREA, September 15, 2022 – NeuroBo Pharmaceuticals, Inc. (“NeuroBo”) (Nasdaq: NRBO), and Dong-A ST Co., Ltd. (“Dong-A”) (KOSE:A000640) today announced that they have entered into a conditional exclusive license agreement for NeuroBo to develop and commercialize DA-1241 and DA-1726, which are currently being evaluated for the treatment of nonalcoholic steatohepatitis (NASH), obesity and type 2 diabetes.

DA-1241 is a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, which promotes the release of key gut peptides GLP-1, GIP and PYY, which, in turn, play an important role in glucose metabolism, lipid metabolism and weight loss. DA-1241 is a synthetic, selective small molecule, suitable for oral administration and has been shown to be well tolerated in phase 1 studies. Further, its multimodal mechanism appears to induce strong anti-NASH effects, supported by potential best-in-class efficacy, as demonstrated in pre-clinical studies.

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring, 37-amino acid peptide hormone that is released from the gut after ingestion of a meal, activating both the GLP-1 and glucagon receptors, prompting reduced food intake as well as an increase in energy expenditure, potentially resulting in superior body weight loss compared to selective GLP-1 receptor agonists. The beneficial effects of this dual mechanism of DA-1726 on weight loss compared to selective GLP-1 activity has been demonstrated in animal models. Additionally, DA-1726 has shown the ability to improve hepatic steatosis, inflammation and fibrosis when compared to the GLP-1 agonist, semaglutide in these same models.

Under the license agreement, NeuroBo will be responsible for global development, regulatory and commercial activities other than for certain Asian-Pacific geographies. Dong-A will manufacture clinical supplies and initial commercial supplies of the product at its manufacturing facility in Korea.

“The acquisition of these two cardiometabolic assets marks a seismic shift for NeuroBo, providing us with a highly promising, diversified pipeline with several upcoming value inflection points in the NASH and obesity space -- areas with enormous market opportunity,” stated Gil Price, M.D., President and Chief Executive Officer of NeuroBo. “Through this agreement, Dong-A, one of our largest shareholders, has reaffirmed its commitment to remain a long-term strategic partner of NeuroBo. Dong-A is dedicated to our success and we are grateful it has also committed to provide continued support to facilitate the clinical development of the licensed assets. Once the transaction has closed, which is contingent upon certain closing conditions, we will be uniquely positioned to initiate a phase 2a study of DA-1241 in NASH in the first half of 2023, with data expected in the second half of 2024. We also intend to initiate a phase 1a safety study of DA-1726 in the first half of 2023, for which data is expected in the second half of 2023. We are truly excited about the prospects of NeuroBo as we transition to a cardiometabolic company across the large and growing markets of obesity and NASH.”

“We are highly enthusiastic about this opportunity to accelerate development of our novel treatments in partnership with NeuroBo. Dong-A plans to continue to strengthen its R&D capability and to seek additional collaboration opportunities to establish ourselves in the US market”, said Min Young Kim, Chief Executive Officer of Dong-A.

About the Proposed Licensing Transaction

Under the terms of the license agreement, Dong-A will receive an upfront payment of $22 million in Series A convertible preferred stock, which will automatically convert into common stock upon receipt of requisite stockholder approval, and will be eligible to receive commercial- and regulatory-based milestone payments, dependent upon the achievement of specific regulatory and commercial developments. Dong-A will also be entitled to single digit royalties on net sales of the two assets. Dong-A has also agreed to commit $15,000,000 toward financing the assets, subject to NeuroBo’s ability to obtain additional financing under the terms of the license agreement.

The license agreement has been approved by the board of directors of NeuroBo. The transaction is expected to close in the third quarter of 2022, subject to obtaining third party financing for development of the assets and other customary closing conditions.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will be filed by NeuroBo with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov.

Honigman LLP is serving as legal counsel to NeuroBo. Moelis & Company is acting as financial advisor to Dong-A for the transaction and Willkie Farr & Gallagher LLP is serving as legal counsel to Dong-A.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., is a clinical-stage biotechnology company historically focused on therapies for neurodegenerative, infectious, and, upon closing of the license agreement, cardiometabolic diseases. Its therapeutics programs currently include ANA001, an oral niclosamide formulation, which is in Phase 2/3 clinical trials to treat patients with moderate coronavirus disease (COVID-19); NB-01 for the treatment of painful diabetic neuropathy; NB-02 for the treatment of symptoms of cognitive impairment and to modify the progression of neurodegenerative diseases associated with the malfunction of tau protein; and gemcabene currently being assessed as an acute treatment for COVID-19 in combination with ANA001. NeuroBo Pharmaceuticals, Inc. is headquartered in Boston, Massachusetts. For more information, please visit www.neurobopharma.com.

About Dong-A

Dong-A ST Co., Ltd. (KOSE:A000640) is a leading healthcare company in South Korea with a business focus on developing, manufacturing and distributing pharmaceutical products and medical devices worldwide. Dong-A has successfully developed and marketed several products globally and continues to develop prospective clinical candidates. Dong-A also provides licensed-in and licensed-out drugs, and medical devices, including high-technology medical devices, custom-made products, and sets of artificial cardiac circuits for use in open-heart surgery. Dong-A has over 5,500 employees including 2,300 in the pharmaceutical sector. Dong-A was founded in 1932 and is headquartered in Seoul, South Korea.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the licensing agreement, NeuroBo’s integration of the assets licensed therein, the effect of the proposed licensing transaction on NeuroBo’s business strategy, the market size and potential growth opportunities of NeuroBo’s current and future product candidates, NeuroBo’s capital requirements and use of proceeds, clinical development activities, the timeline for, and results of, clinical trials, regulatory submissions, and potential regulatory approval and commercialization of its current and future product candidates. Forward-looking statements are usually identified by the use of words, such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: (1) the structure, timing and ability to satisfy the conditions to closing the license agreement; (2) NeuroBo’s ability to be continued to be listed on the NASDAQ Capital Market; (3) the ability to realize the benefits of the license agreement, including the impact on future financial and operating results of NeuroBo; (4) the ability to integrate the new product candidates to be licensed as part of the transaction into NeuroBo’s business in a timely and cost-efficient manner; (5) the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; (6) costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; (7) changes in applicable laws or regulations; (8) effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and (9) the ability of NeuroBo to successfully raise funds to meet the conditions of the license agreement. Please refer to NeuroBo’s most recent annual report on Form 10-K, as well as NeuroBo’s subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release. In addition, the forward-looking statements included in this press release represent NeuroBo’s views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo’s views as of any date subsequent to the date hereof.

Contacts

Investors & Media:

NeuroBo Pharmaceuticals, Inc.

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

Or

Dong-A ST Co., Ltd.

Hyung Heon Kim
E-mail: hhkim@donga.co.kr